SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 10, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

California Department of Water Resources’ (DWR) 2003 Revenue Requirement

          On September 4, 2003, the California Public Utilities Commission (CPUC) approved two decisions relating to the California Department of Water Resources’ (DWR) revenue requirements.

          The first decision establishes an amount payable by the Utility to the DWR of approximately $526 million, the amount the DWR estimates the Utility owes the DWR for under-remittances, for which the Utility has accrued $516 million at June 30, 2003.   The decision also requires the DWR to provide the Utility with an updated estimate of the amount of under-remittances and to pay interest on this amount.  The decision directs the Utility and the DWR to negotiate to determine the appropriate interest amount, subject to the authority of the CPUC to resolve any dispute.  The decision requires that the interest payment be funded by the Utility’s shareholders.

          The second decision allocates the DWR’s $1 billion DWR state-wide revenue requirement reduction among the three California investor-owned utilities, based on the DWR’s 2003 supplemental revenue requirement.  The decision allocates approximately $444 million of the reduction to the Utility’s customers and requires the Utility to provide a one-time bill credit to its customers to pass through the revenue requirement reduction within 45 days.  The Utility is required to make an accounting entry to place $444 million in a newly established interest-bearing Customer Credit Holding Account (CCHA) to be held in trust for the DWR and to fund the bill credits.  As bill credits are provided, the balance in the CCHA will be reduced.

          The decision also orders the Utility to immediately remit to the DWR approximately $82 million, which is the difference between $526 million, the DWR’s estimated under-remittance amount determined to be due to the DWR under the first decision, and the $444 million DWR revenue requirement reduction.  On September 9, 2003, the DWR delivered an invoice to the Utility requesting payment of $77 million, which reflects the DWR’s updated estimate of $521 million for the amount the Utility owes the DWR.

          The decision also reduces the Utility’s DWR power charge remittance rate from the current 10.5 cents per kilowatt-hour (kWh) to 9.5 cents per kWh effective immediately to reflect updated information that the DWR provided to the CPUC regarding allocation of its revised 2003 revenue requirements among customers of the utilities.  This reduction in the remittance rate is in addition to the $444 million reduction described above.

          On August 25, 2003, the Utility informed the CPUC that a one time bill credit would reduce the Utility’s cash balance at the effective date of its proposed bankruptcy settlement by approximately $265 million (after tax) compared to the cash balance assumed in the financial projections for the settlement.  In this regard, the decision states that it is not intended to be inconsistent with the proposed bankruptcy settlement, adversely affect the revenues and ratemaking necessary to implement the settlement if approved by the CPUC, or limit or preclude any particular decision the CPUC may ultimately make in its consideration of the proposed settlement.   The Utility's financial forecasts of the cash projected to be available at the effective date of the proposed plan of reorganization also are subject to change based on other variables that are expected to largely offset the decrease due to the one-time bill credit.

Utility’s Bankruptcy Proceeding

          On September 8, 2003, at a status conference, the U.S. Bankruptcy Court for the Northern District of California determined that the confirmation trial in the Utility's Chapter 11 proceeding would start on November 10, 2003, rather than November 3, 2003 as previously disclosed.  The Court indicated it would set further trial dates at a status conference to be held on October 8, 2003. The Court also indicated that it would decide whether to impose time limits on witness presentation during the confirmation trial at the October 8, 2003 status conference.  Finally, the Court set October 16, 2003 as the hearing date for any summary judgment motions that may be filed.  Any summary judgment motions must be filed by September 26, 2003.

          On September 10, 2003, CPUC hearings began in the CPUC’s proceeding to consider the proposed settlement agreement and are expected to conclude on September 29, 2003.

PG&E National Energy Group, Inc. Bankruptcy

          As previously disclosed, in May 2003, PG&E Corporation received a return of $533 million from the federal government for an overpayment of 2002 estimated federal income taxes resulting from losses and deductions incurred at PG&E Corporation, the Utility and PG&E National Energy Group, Inc. (NEG) or its subsidiaries, of which approximately $361.5 million is related to losses and deductions of NEG or its subsidiaries that were incorporated into PG&E Corporation’s 2002 consolidated federal income tax return.  As previously disclosed, a claim has been asserted on behalf of NEG's estate that NEG is entitled to be compensated for any tax savings achieved by PG&E Corporation as a result of the incorporation of NEG's losses and deductions in PG&E Corporation's consolidated federal tax return under an alleged implied tax sharing agreement between PG&E Corporation and NEG or otherwise.  NEG filed a complaint initially under seal in the U.S. Bankruptcy Court for the District of Maryland, Greenbelt Division, in which NEG alleges that it has a direct interest in $361 million of the funds received by PG&E Corporation based on a purported implied tax sharing agreement.  Without prior notice to PG&E Corporation, NEG also obtained a temporary restraining order (TRO) from the Bankruptcy Court temporarily prohibiting PG&E Corporation from using such funds and filed a motion for a preliminary injunction seeking an order to continue to enjoin PG&E Corporation from using such funds.  As previously disclosed, PG&E Corporation denies that any tax sharing agreement, whether implied or express, ever existed and denies that it has any obligation to compensate NEG for the incorporation of its or its subsidiaries' losses and deductions into PG&E Corporation's consolidated federal tax returns, as required under the Internal Revenue Code.  Nevertheless, as previously disclosed, any adjudication of NEG’s claim will be subject to resolution in the pending litigation.  Consequently, until the dispute is resolved, PG&E Corporation is treating $361.5 million of the amount received by PG&E Corporation as restricted cash.  On September 5, 2003, PG&E Corporation reached an agreement with NEG and its creditors pursuant to which the TRO will be dissolved, NEG's motion for a preliminary injunction will be withdrawn, and PG&E Corporation will provide NEG ten business days advance notice before voluntarily allowing the cash balance in its institutional money market accounts to drop below $361.5 million or otherwise pledging such amount.  Further, on September 5, 2003, the Bankruptcy Court set a trial schedule for NEG’s complaint that calls for a trial to begin in July 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS

CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: DINYAR B. MISTRY

DINYAR B. MISTRY Vice President and Controller

Dated:  September 10, 2003